Exhibit 99.1

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Teucrium Trading, LLC Announces Fund Closures of Teucrium WTI Crude Oil Fund and the Teucrium Natural Gas Fund

 Brattleboro, VT – November 20, 2014 Teucrium Trading, LLC (“Teucrium”), a commodity pool operator and the Sponsor of commodity-focused exchange-traded products (“ETPs”), today announced that it will close the Teucrium WTI Crude Oil Fund and the Teucrium Natural Gas Fund (collectively, the “Funds”). The table below lists the name, ticker symbol and CUSIP of the Funds.

Fund Name	Ticker	CUSIP
Teucrium WTI Crude Oil Fund	CRUD	88166A300
Teucrium Natural Gas Fund	NAGS	88166A201

Teucrium has determined that the closure of the Funds is advisable because of current market conditions and the Funds respective asset size.

Trading on the NYSE Arca for the shares of each Fund listed above will be suspended after the close of business on December 18, 2014 and the Funds will no longer accept creation orders. Shareholders may sell their holdings on or before December 18, 2014 and may incur brokerage charges. Shareholders who do not sell their holdings on or before December 18, 2014 will receive cash equal to the amount of the net asset value of their shares on that date; such distribution will be completed on or about December 30, 2014. The cash amount will reflect the costs of closing and transaction costs. Shareholders should be aware that, thereafter, neither Fund will be pursuing its stated investment objective or engaging in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets, paying its liabilities, and distributing its remaining assets to shareholders. The officers and members of Teucrium, as the Sponsor of the Funds, have authorized the closure and liquidation of the two Funds.

Investor questions may be referred to Teucrium Trading, LLC on 802-257-1617 or at info@teucrium.com.

 About Teucrium Trading LLC

Teucrium Trading, LLC is the sponsor of single commodity ETPs and one core agriculture commodity ETP.

Each Teucrium Fund (“Fund”) is a commodity pool that will issue shares that may be purchased and sold on the NYSE Arca. The Funds are series of the Teucrium Commodity Trust, a Delaware statutory trust organized on September 11, 2009.  The Funds are managed and controlled by the Sponsor, Teucrium Trading, LLC. The Sponsor is a limited liability company formed in Delaware on July 28, 2009 that is registered as a commodity pool operator (“CPO”) with the Commodities Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).

Investing in a Fund subjects an investor to the risks of the applicable commodity market, which investment could result in substantial fluctuations in the price of Fund shares.  Unlike mutual funds, the Funds generally will not distribute dividends to shareholders. The Sponsor has limited experience operating commodity pools; a commodity pool is defined as an enterprise in which several individuals contribute funds in order to trade futures or futures options collectively.  Investors may choose to use a Fund as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities.  Commodities and futures generally are volatile and are not suitable for all investors.  The Funds are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.  For a complete description of the risks associated with the Funds, please refer to the applicable prospectus.

Shares of the Funds are not FDIC insured, may lose value and have no bank guarantee.   Foreside Fund Services, LLC is the distributor for the Teucrium Funds.

This material must be preceded or accompanied by a prospectus. Please read the prospectus carefully before investing or sending money. To obtain a current prospectus visit the links below:

TAGS: http://www.teucriumtagsfund.com/pdfs/tags-prospectus.pdf

SOYB: http://www.teucriumsoybfund.com/pdfs/soyb-prospectus.pdf

CANE: http://www.teucriumcanefund.com/pdfs/cane-prospectus.pdf

WEAT: http://www.teucriumweatfund.com/pdfs/weat-prospectus.pdf

CORN: http://www.teucriumcornfund.com/pdfs/corn-prospectus.pdf

NAGS: http://www.teucriumnagsfund.com/pdfs/nags-prospectus.pdf

CRUD: http://www.teucriumcrudfund.com/pdfs/crud-prospectus.pdf